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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


To the Board of Trustees and Shareholders of Dryden Municipal Bond Fund:



We consent to the incorporation by reference, in this registration statement, of our report dated June 24, 2004 on the statements of assets and liabilities, including the portfolios of investments as of April 30, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended of the High Income Series and Insured Series (constituting Dryden Municipal Bond Fund, formerly the Prudential Municipal Bond Fund, hereafter referred to as the "Fund"). The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


KPMG LLP
June 25, 2004